Exhibit 10.12

Jonathan P. Freve

Dear Jon:

On behalf of Galecto, Inc. a Delaware corporation (the “Company”), I am pleased to set forth below the terms of your employment with the Company, which will take effect as of April 20, 2020 (or a mutually agreed upon alternative date):

1.    You will be employed to serve on a full-time basis as Chief Financial Officer of the Company. As Chief Financial Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the Chief Executive Officer of the Company, you shall perform your duties at the Company’s principal U.S. office (to be located in the metro-Boston area) and you agree to devote your full time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, except for mutually agreed upon board positions (not to exceed one for-profit entity). You agree not to engage in any other business activities during your employment by the Company, except for mutually agreed upon board positions (not to exceed one for-profit entity). You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Upon the termination of your employment with the Company for any reason, you agree to resign from any position, other than your employment, that you then occupy with the Company or any applicable Company affiliate, whether as an officer, director or otherwise, and to execute such documentation as the Company or any applicable affiliate reasonably requires in good faith to effectuate such resignation(s).

2.    The Company will pay your base salary at the annualized rate of $380,000, less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in the sole discretion of the Company.

3.    You shall be eligible to receive, for each fiscal year of the Company ending during your employment with the Company, an annual bonus of up to 40% of your annual base salary, whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise, as determined by the Company’s Board of Directors (the “Board”) in its discretion. Such bonus, if any, will be assessed and approved by the Board in its sole discretion and will be based on both individual and Company performance objectives as developed and determined by the Board in its sole discretion. To earn any bonus, you must be employed by the Company on the date the bonus is paid.

4.    You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

5.    The Company shall pay you a retention bonus of $35,000, subject to applicable taxes, if you remain employed by the Company through the one-year anniversary of the Start Date (such bonus, the “Retention Bonus,” and such date, the “Retention Date”). The Company shall pay you any earned Retention Bonus by its first payroll date applicable to your position after the Retention Date. To avoid doubt, if your employment with the Company terminates for any reason prior to the Retention Date, except for termination by the Company without cause or by you for Good Reason (as defined below), you shall not be eligible for any Retention Bonus.

6.    You will be eligible for a maximum of four (4) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. Except as expressly set forth in the previous sentence, your vacation time shall be subject to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

7.    You will be eligible to receive a stock option grant equivalent to 1.5% of the fully diluted shares outstanding as of the date of this letter agreement, which grant shall be fully subject to the terms of your grant agreement and the terms of the Company’s equity plan (collectively, the “Equity Documents”). For the avoidance of doubt, such stock option grant will be subject to dilution in the event of any future equity raises, provided that you will be eligible to receive additional stock option grants as the Board of Directors of the Company shall deem appropriate in its sole discretion.

8.    In the event your employment is terminated by the Company without Cause or by you for “Good Reason” (defined as (i) any material reduction by the Company of the your base salary or target bonus as initially set forth herein or as the same may be increased from time to time; (ii) any material diminution in your duties, title, responsibilities or authority; or (iii) a requirement that you relocate to a principal place of employment more than seventy-five (75) miles from Boston, Massachusetts), then (i) the Company shall, during the Severance Period (as defined below), continue to pay you as severance pay your base salary rate as in effect on the last day of your employment with the Company (the “Date of Termination,” and such pay, the “Severance Pay”) and (ii) the Company shall pay the premiums for you and the covered members of your family to participate in continuation health coverage under the COBRA law (“COBRA”) (less such amount as you would have paid in premiums during a comparable period of employment with the Company, with such premiums measured as of the Date of Termination, and which premiums you agree may be deducted from your Severance Pay) for the shortest of (i) the Severance Period (ii) the period for which you elect and are eligible for such coverage and (iii) period until the date you become eligible for group health coverage from a subsequent employer. Notwithstanding the foregoing, the payment of the amounts payable and the provision of the benefits under this Section 8: (I) shall be contingent upon your execution of a severance and release of claims agreement provided by the Company which shall include, without limitation, a general release of claims against the Company and related persons and entities, nondisparagement obligations, a seven-business day revocation period and a 12-month post-employment noncompetition obligation that reproduces the noncompetition restriction contained in the Restrictive Covenant Agreement, but without the requirement to pay Garden Leave Pay (as defined in the Restrictive Covenant Agreement) (the “Release”) within the time period provided in the Release but in no event later than 60 days following the Date of Termination, (II) shall constitute your sole remedy in the event of a termination of your employment by the Company without Cause and (III) shall be subject to the terms and conditions set forth in Exhibit A. The Severance Pay and benefits provided hereunder will be subject to all applicable taxes and withholdings and will be payable in installments in accordance with the Company’s then-regular payroll practices.

The Severance Pay payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Pay payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Pay payment date, the first Severance Pay payment shall include a “catch up” payment. Notwithstanding the foregoing, in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement (as defined below) (including without limitation Garden Leave Pay as defined therein), the Severance Pay payments to be paid to you in any calendar year will be reduced by the amount that you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you for any reason, or due to your death or disability (the latter as determined by the Company in good faith), you will not be entitled to the Severance Benefits.

9.    For the purposes of this letter:

a.

“Cause” shall mean (a) a good faith finding by the Company that (i) you have failed to perform your assigned duties for the Company and have failed to remedy such failure within 10 days following written notice from the Company notifying you of such failure, (ii) you have engaged in dishonesty, gross negligence or misconduct or (iii) you have breached this letter agreement, the Restrictive Covenant Agreement or any other agreements to which you are a party with the Company or any policies or procedures of the Company, or (b) your conviction of, or your entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony.

b.	“Severance Period” shall mean the period beginning on the Company’s first regular payroll cycle following the effective date of the Release and ending on the date 12 months thereafter.

10.    In exchange for your employment with the Company pursuant to the terms and conditions herein, you are required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) attached hereto. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

11.    You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with the Company or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You agree not to disclose or use any confidential information of any former employer.

12.    This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as expressly provided herein.

13.    As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

14.    This letter agreement, the Restrictive Covenant Agreement and the Equity Documents constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter agreement, including your employment with the Company. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, expect as are expressly contained herein. Except as may otherwise be expressly provided in the Restrictive Covenant Agreement or the Equity Documents, (i) the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law; (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or any claim related to any Dispute, and (iii) you and the Company waive any right to trial by jury with respect to such Dispute. This letter agreement may not be modified or amended by either you or the Company, and no breach or provision shall be deemed to be waived by the Company, unless agreed to in writing by you and the Chief Executive Officer or the Chairperson of the Board. This Agreement may be executed in two or more counterparts, including by the use of PDFs, each of which shall be an original and all of which together shall constitute one and the same instrument

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Hans Schambye, by March 16, 2020.

Very Truly Yours,

Galecto, Inc.

By:	/s/ Hans Schambye
Name:	Hans Schambye
Title:	CEO

The foregoing correctly sets forth the terms of my employment by Galecto, Inc.

Date: March 11, 2020

/s/ Jonathan P. Freve
Name: Jonathan P. Freve

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

Subject to the provisions in this Exhibit A, any severance payments or benefits under this letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after date of the termination of his employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter:

(i) It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this letter.

(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(a) Each installment of the severance payments and benefits due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this letter, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(b) Each installment of the severance payments and benefits due under this letter that is not described in subsection (i) of this Exhibit A and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(iv) The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v) All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.